Exhibit 99

[PMA CAPITAL LETTERHEAD]

Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                        PRESS RELEASE
================================================================================
For Release:  Immediate

    Contact:  Albert D. Ciavardelli
              (215) 665-5063


           PMA Capital Corporation Reports Second Quarter 1999 Results
                         and Declares Quarterly Dividend

          Continued Premium Growth and Improvement in Operating Income
               Quarterly Operating Income per share Increased 18%

Philadelphia, PA, August 4, 1999 -- PMA Capital (NASDAQ: PMACA) today reported second quarter 1999 after-tax operating income (net income excluding after-tax net realized investment gains and losses) of $7.9 million, or $0.33 per diluted share, compared with $6.9 million, or $0.28 per diluted share, for the second quarter of 1998.

For the first six months of 1999, after-tax operating income was $15.8 million, or $0.66 per diluted share, compared with $14.1 million, or $0.57 per diluted share, for the same period last year. Operating income for the second quarter and first six months of 1999 increased 14% and 12%, respectively, over the same periods last year due primarily to improved underwriting results, partially offset by a higher effective tax rate in 1999. Operating income on a per share basis increased 18% and 16% for the second quarter and first six months of 1999, respectively, reflecting the factors noted above as well as the favorable effect of share repurchases.

Net premiums written for the second quarter of 1999 increased 7% to $101.9 million, compared with $94.9 million for the second quarter of 1998. Net premiums written for the first six months of 1999 increased 9% to $270.4 million, compared with $248.5 million for the same period last year.

"The collective performance of our three specialty insurance businesses in the second quarter was solid. I am pleased with our ability to sustain an increasing level of written premiums through expanded product offerings at PMA Re and Caliber One," said John W. Smithson, President and Chief Executive Officer of PMA Capital. "The organic growth of our businesses and our commitment to underwriting discipline have contributed to the improvement in our results. Specifically, the year-over-year improvement in operating income reflects higher earnings from The PMA Insurance Group and continued stable income from PMA Re. We continue to be focused on meeting the risk management needs of our customers and maintaining a strong underwriting discipline in order to achieve our profitability objectives."

Net Income
----------
Net income for the second quarter of 1999 was $6.7 million, or $0.28 per diluted share, compared with $9.4 million, or $0.38 per diluted share, for the comparable period of 1998. Net income for the for the first six months of 1999 was $12.5 million, or $0.52 per diluted share, compared with $21.4 million, or $0.87 per diluted share, for the same period last year.

Included in net income for the quarter and six months ended June 30, 1999 were after-tax net realized investment losses of $1.1 million and $571,000, respectively, compared with gains of $2.4 million and $7.3 million for the same periods last year. Net realized investment losses in 1999 principally resulted from yield enhancing reinvestment opportunities during the second quarter of 1999.

Net income for the first six months of 1999 was also impacted by an after-tax charge of $2.8 million for the implementation of the new accounting rule for insurance-related assessments.

PMA Re
------
PMA Capital's reinsurance operations, PMA Re, reported pre-tax operating income of $10.4 million for the second quarter of 1999, compared with $11.6 million for the same period last year. For the first six months of 1999, pre-tax operating income was $23.1 million, compared with $23.0 million for the same period last year. The decrease in operating results for the second quarter of 1999 reflects an increase in underwriting losses, due to a higher loss ratio, partially offset by a lower expense ratio.

PMA Re's net premiums written were $58.3 million in the second quarter of 1999 and $136.7 million for the first six months of 1999, compared with $47.1 million and $117.9 million, respectively, for the same periods last year. These increases reflect the successful expansion of finite and financial product offerings, expanding relationships with PMA Re's existing clients, and contracts with new clients. Partially offsetting these increases were the effects of the highly competitive conditions in the U.S. reinsurance market, which has caused PMA Re to non-renew certain accounts largely due to inadequate rates and/or other underwriting issues.

PMA Re's combined ratio, as computed using generally accepted accounting principles (GAAP), was 105.2% for the second quarter of 1999, compared with 103.8% for the same period last year. For the first six months of 1999, the GAAP combined ratio was 103.7%, compared with 104.2% for the same period last year.

The PMA Insurance Group
-----------------------
The PMA Insurance Group reported pre-tax operating income of $4.2 million for the second quarter of 1999, compared with $2.6 million for the same period last year. For the first six months of 1999, pre-tax operating income was $9.2 million, compared with $5.4 million for the same period last year. The continued improvement in pre-tax operating results was primarily due to improved loss experience, reduced net exposures and lower operating expenses resulting from ongoing cost reduction initiatives.

For the first six months of 1999, direct workers' compensation premiums written by The PMA Insurance Group increased 5% to $106.1 million, compared with $101.5 million for the same period last year. This increase principally reflects the successful execution of focused marketing efforts, partially offset by manual rate reductions.

The PMA Insurance Group's net premiums written decreased 24% to $36.2 million for the second quarter of 1999, compared with $47.3 million for the same period last year. For the first six months of 1999, net premiums written decreased 8% to $119.2 million, compared with $129.8 million for the same period last year. The decreases in net premiums written reflect higher ceded premiums on workers' compensation business and lower direct premiums for commercial lines other than workers' compensation, partially offset by the higher level of direct workers' compensation premiums.

The PMA Insurance Group's GAAP combined ratio, excluding Run-off Operations (see discussion below), was 112.3% and 113.2% for the second quarter and first six months of 1999, respectively, compared with 117.5% and 117.2% for the comparable periods last year. These improvements reflect a lower expense ratio and continued underwriting discipline.

The PMA Insurance Group's investment income, excluding Run-off Operations, decreased by $1.2 million and $1.8 million for the second quarter and first six months of 1999, compared with the same periods last year, due largely to a lower asset base.

The PMA Insurance Group previously established run-off operations for the purpose of reinsuring certain obligations primarily associated with workers' compensation claims for the years 1991 and prior (the "Run-off Operations"). For the second quarter and first six months of 1999, Run-off Operations had pre-tax operating losses of $560,000 and $494,000, compared with pre-tax operating income of $293,000 and $428,000 for the same periods last year.

Caliber One
-----------
For the second quarter and first six months of 1999, Caliber One recorded pre-tax operating losses of $605,000 and $1.3 million, respectively, compared with losses of $681,000 and $1.1 million for the same periods last year. These losses reflect the start-up nature of Caliber One, which commenced writing business in January 1998.

Caliber One's net premiums written for the second quarter of 1999 were $7.5 million, compared with $705,000 for the same period last year. For the first six months of 1999, net premiums written were $14.9 million, compared with $917,000 for the first six months of 1998.

Corporate and Other
-------------------
The Corporate and Other segment includes unallocated investment income; expenses, including debt service; and taxes, as well as the results of certain of the Company's real estate properties. For the second quarters of 1999 and 1998, pre-tax operating losses for this segment were $5.8 million and $6.5 million, respectively. For the first six months of 1999 and 1998, pre-tax operating losses were $10.6 million and $13.0 million, respectively. The reduction in operating losses for the second quarter and first six months of 1999 mainly reflects lower interest expense due to the $40 million pay down of outstanding debt in the fourth quarter of 1998.

Financial Position
------------------
Total assets were $3.4 billion as of June 30, 1999, compared with $3.5 billion as of December 31, 1998. Shareholders' equity was $461.8 million as of June 30, 1999, compared with $511.5 million as of December 31, 1998. The decrease in shareholders' equity reflects a $50.9 million reduction in after-tax unrealized appreciation on fixed maturity investments due to an increase in interest rates since year-end 1998. Book value per share, excluding unrealized gains and losses, was $20.88 as of June 30, 1999, compared with $20.61 as of December 31, 1998.

Share Repurchase Plan
---------------------
During the first six months of 1999, PMA Capital repurchased 627,000 shares of its Class A Common Stock at a cost of $12.3 million (average per share price was $19.54). In addition, PMA Capital repurchased 200,000 shares in July 1999 for a total cost of $4.0 million (average per share price was approximately $20.00). Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 1.8 million shares at a total cost of $35.1 million (average per share price was $19.25). As of August 4, 1999, PMA Capital has remaining share repurchase authorization of $9.9 million.

Quarterly Dividends
-------------------
On August 4, 1999, PMA Capital's Board of Directors declared regular quarterly dividends on its Class A Common Stock of $0.09 per share and on its Common Stock of $0.08 per share to shareholders of record on September 10, 1999. The dividends will be paid on October 1, 1999. PMA Capital has paid consecutive quarterly dividends to its shareholders for the past 82 years.



                                   #    #    #



PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers' compensation and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this release and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to, changes in general economic conditions, including the performance of financial markets and interest rates; regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the ability of the Company to conduct its business; competitive or regulatory changes that affect the cost of or demand for the Company's products; the Company's ability to meet its marketing objectives; the effect of changes in workers' compensation statutes and their administration; the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies; reliance on key management; adequacy of reserves for claim liabilities; adverse property and casualty loss development for events the Company insured in prior years; adequacy and collectibility of reinsurance purchased by the Company; severity of natural disasters and other catastrophes; and other factors disclosed from time to time in reports filed by the Company with the Securities and Exchange Commission. Investors should not place undue reliance on any such forward-looking statements.

                             PMA Capital Corporation
                                 Financial Data
                (Dollars in thousands, except per share amounts)

------------------------------------------------------------------------------------------------------------------
                                                    Three months ended June 30,          Six months ended June 30,
Income Statement Data:                                  1999              1998              1999              1998
------------------------------------------------------------------------------------------------------------------
Net premiums written:
       PMA Re                                   $     58,338      $     47,089      $    136,665      $    117,908
       The PMA Insurance Group                        36,162            47,285           119,183           129,827
       Caliber One                                     7,531               705            14,853               917
       Corporate and other                              (100)             (171)             (253)             (171)
                                                ------------------------------------------------------------------
Consolidated                                    $    101,931      $     94,908      $    270,448      $    248,481
                                                ==================================================================

Net premiums earned:
       PMA Re                                   $     69,915      $     54,869      $    122,348      $    100,967
       The PMA Insurance Group                        55,326            59,791           109,725           120,589
       Caliber One                                     4,000               165             6,643               191
       Corporate and other                              (100)             (171)             (253)             (171)
                                                ------------------------------------------------------------------
Consolidated                                    $    129,141      $    114,654      $    238,463      $    221,576
                                                ==================================================================

Components of operating income (loss) (1):
       PMA Re                                   $     10,367      $     11,580      $     23,116      $     22,952
       The PMA Insurance Group                         4,195             2,646             9,180             5,382
       Caliber One                                      (605)             (681)           (1,301)           (1,070)
       Corporate and other                            (5,821)           (6,519)          (10,589)          (13,011)
                                                ------------------------------------------------------------------
Pre-tax operating income                        $      8,136      $      7,026      $     20,406      $     14,253
                                                ==================================================================
After-tax operating income                      $      7,887      $      6,920      $     15,785      $     14,124
                                                ==================================================================
Net income                                      $      6,746      $      9,357      $     12,455      $     21,445
                                                ==================================================================

Weighted Average Common Shares Outstanding:
       Basic                                      23,083,506        23,692,071        23,199,921        23,770,912
       Diluted                                    23,936,717        24,694,456        24,023,214        24,658,911

After-tax Operating Income Per Share:
       Basic                                    $       0.34      $       0.29      $       0.68      $       0.59
                                                ==================================================================
       Diluted                                  $       0.33      $       0.28      $       0.66      $       0.57
                                                ==================================================================

Net Income Per Share:
       Basic                                    $       0.29      $       0.39      $       0.53      $       0.90
                                                ==================================================================
       Diluted                                  $       0.28      $       0.38      $       0.52      $       0.87
                                                ==================================================================

 Balance Sheet Data:                                             June 30, 1999                   December 31, 1998
------------------------------------------------------------------------------------------------------------------
Total Assets                                                      $  3,398,772                       $   3,460,718
Shareholders' Equity                                              $    461,792                       $     511,480
Shareholders' Equity per Share (including FAS 115)                $      19.97                       $       21.90
Shareholders' Equity per Share (excluding FAS 115)                $      20.88                       $       20.61
------------------------------------------------------------------------------------------------------------------

(1) Pre-tax operating income (loss) represents pre-tax income (loss) from continuing operations, but excluding net realized investment gains (losses). After-tax operating income (loss) is net income (loss) excluding after-tax net realized investment gains (losses).